Exhibit 99.2

DIAMONDROCK ACQUIRES THE INN AT KEY WEST

BETHESDA, Maryland, September 2, 2014 - DiamondRock Hospitality Company (the “Company”) (NYSE:DRH) today announced that it recently acquired the fee simple interest in a 106-room boutique hotel, the Inn at Key West (“Hotel”) in Key West, Florida, for a contractual purchase price of $47.5 million (or $448,000 per guest room). The contractual purchase price represents a 12.1 multiple on forecasted 2014 Hotel earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $3.9 million and a 7.6% capitalization rate on the Hotel’s 2014 forecasted net operating income.

“The Inn at Key West is a highly attractive off-market investment located in the highest RevPAR market in the United States,” said Mark W. Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company. “The acquisition meets all of our stated investment criteria as it is located within a prime destination resort market, requires limited near-term capital investment, and is an immediately accretive use of our investment capacity. Moreover, we are pleased to enter the Key West market, which is a high-RevPAR, high-growth resort market. This acquisition adds an outstanding hotel to our high-quality portfolio.”

The boutique resort hotel includes many unique resort amenities, including one of the best pool experiences in the market with the largest fresh water pool in Key West. The Hotel is accessed by North Roosevelt Boulevard, the main thoroughfare in Key West, which recently underwent a significant beautification project that includes the addition of a new boardwalk experience along the Salt Pond Keys. Moreover, it is located minutes from the epicenter of Key West such as the Old Town and Duval Street

Key West’s temperate climate, access to premier water sports, and unique culture has resulted in consistent year-round lodging demand. We believe supply risk is significantly mitigated because development of additional hotel rooms on the island is prohibited by the Rate of Growth Ordinance. This favorable combination of strong demand and capped supply has led Key West to have the highest Occupancy, Average Daily Rate (“ADR”), and Revenue per Available Room (“RevPAR”) levels in the United States. In the twelve-month period ended June 30, 2014, the Key West market tract achieved year-over-year RevPAR growth of 21.8%.

In the twelve-month period ended June 30, 2014, The Inn at Key West achieved a RevPAR of $174 from a combination of 86.3 percent occupancy and an ADR of over $202. The EBITDA for the Company’s ownership period in 2014 is expected to be approximately $1.0 million, with approximately 80% of that amount earned during the fourth quarter.

The acquisition of the Hotel achieves several Company strategic objectives including increasing the quality, as measured by RevPAR, of its portfolio as well as further diversifying the Company’s brand and manager representation. The Hotel underwent an extensive renovation in 2009 and will remain an independently branded hotel operated by an independent management company. The Company plans to implement at the Hotel its asset management best practices, with a focus on revenue management strategies and cost containment programs in both the rooms and food & beverage departments.

The Company funded the acquisition with existing corporate cash. The acquisition of The Inn at Key West brings the total representation of resorts within the Company’s portfolio to 16 percent.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 27 premium quality hotels with over 11,000 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, whether in the negative or affirmative and include statements related to the

Company’s expectations regarding EBITDA. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance. Factors that may cause actual results to differ materially from current expectations include those risk factors and other factors discussed from time to time in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013. Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by the federal securities laws, we expressly disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this press release to reflect events, circumstances or changes in expectations after the date of this press release.

	2014 Forecast	2014 Period of Ownership
Estimated Net Income	$2,450	$465
Income Tax Expense	75	20
Depreciation Expense	1,375	515
Interest Expense	—	—

Estimated EBITDA	$3,900	$1,000

EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, income taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.